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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS


                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
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                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                          ------------------  ------------------
                                          SEPT. 30,  OCT. 1,  SEPT. 30,  OCT 1,
                                            1996      1995      1996      1995
                                          ---------  -------  ---------  -------

Weighted average number of
    common shares outstanding...........    65,960   35,227     60,285   35,130
Additional shares deemed outstanding
 for:
   Employee options.....................     2,757    1,368      3,187    1,169
   Director options.....................        70       88         99       76
   Convertible debt.....................       727    2,894      1,293    2,892
                                           -------  -------    -------  -------


Primary and fully diluted weighted
   average number of common and
   common share equivalents outstanding.    69,514   39,577     64,864   39,267
                                           =======  =======    =======  =======

Pro forma net income....................   $11,594  $ 3,200    $22,366  $ 7,553
                                           =======  =======    =======  =======
Add back of interest expense
 attributable to convertible debentures    $    15  $    30    $    55  $    85
 deemed converted.......................   -------  -------    -------  -------

Pro forma net income attributable
 to common shares........................  $11,609  $ 3,230    $22,421  $ 7,638
                                           =======  =======    =======  =======
Pro forma earnings per share of common
 and common share equivalents............    $0.17    $0.08      $0.35    $0.19
                                           =======  =======    =======  =======

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